Exhibit 10.77

                      REIMBURSEMENT AND INDEMNITY AGREEMENT


This Agreement, dated January 15, 2002, is by and between Mountain Reservoir Corporation ("MRC") and Vertical Computer Systems, Inc. ("VCSY").


WHEREAS, Richard Wade agreed, on October 31, 2001, to pledge 10,450,000 (Ten Million Four Hundred Fifty Thousand) shares of VCSY common stock (the "Pledged Shares") on VCSY's behalf to FARIASFARIASRobert Farias. ("FARIAS") as collateral for loans made to VCSY.


WHEREAS, VCSY has agreed to reimburse and indemnify MRC for any costs incurred by MRC with respect to the loans made by FARIAS on VCSY's behalf.

WHEREAS, it is the intention of the parties that in the event of any default and sale of any Pledged SHARES that MRC shall receive replacement shares and reimbursement of any costs, including taxes for selling or receiving the replacement shares.

THEREFORE, the parties hereby confirm their agreement as follows:

1. In the event of that VCSY defaults on the Loan for which Pledged Shares have been pledged as collateral and any Pledged Shares are sold pursuant to the Wade pledge agreement, VCSY shall:

      a. issue a number of new shares of VCSY common stock (the "Replacement Shares") equal to the number of the Pledged shares actually sold by MRC, FARIAS, or their agent or designee pursuant to Wade's pledge agreement .

      b. use it best efforts to (i) cause any Replacement Shares that are issued to be freely tradable and without restriction to MRC and (ii) register the Replacement Shares with the Securities Exchange Commission.

      c. reimburse MRC for any costs or expenses in connection with the sale of any Pledged shares or the issuance by VCSY of any Replacement Shares. Such reimbursement of expenses shall include, without limitation, any tax consequences (federal, state, and local, if any) and brokerage fees. MRC shall provide all documentation reasonably necessary in order for VCSY to reimburse MRC.

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2. VCSY shall defend, protect,  indemnify and hold harmless MRC from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection with the Loan for which MRC pledged the Pledged Shares as collateral to FARIAS, including reasonable attorneys' fees and disbursements (the "Indemnified Liabilities"), incurred by MRC as a result of, or arising out of, or relating to (a) any misrepresentation or breach of any representation or warranty made by VCSY with regard to the Loan for which the Pledged Shares are pledged, or any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of VCSY in this Agreement or any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against MRC and arising out of or resulting from the execution, delivery, performance or enforcement of this Agreement or any other instrument, document or agreement executed pursuant hereto by MRC, any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Loan in which the Pledged Shares were pledged as collateral. To the extent that the foregoing undertaking by VCSY may be unenforceable for any reason, VCSY shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under applicable law.

The parties hereby agree to the foregoing on the date first set forth above.


Accepted and Agreed to by:

"Mountain Reservoir Corporation"


-----------------------------------
Frank Mento, President



Accepted and Agreed to by:
"VCSY"


-----------------------------------
William Mills
Secretary, Vertical Computer Systems, Inc.